Exhibit 4.26

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

DATED: 28TH MARCH, 2017

BY AND AMONGST

AZURE POWER GLOBAL LIMITED

AND

AZURE POWER INDIA PRIVATE LIMITED

AND

MR. INDERPREET SINGH WADHWA

AND

MR. HARKANWAL SINGH WADHWA

i

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This AMENDED AND RESTATED SHAREHOLDERS AGREEMENT is made on this                     , 2017;

BY AND AMONG

1.	AZURE POWER GLOBAL LIMITED, a company, organized and existing under the laws of Mauritius (“APGL”), and having its registered office at c/o AAA Global Services Ltd, 1st Floor, The Exchange, 18 Cybercity, Ebene, Mauritius (hereinafter referred to as “APGL” which expression shall mean and include the said company, its executors, assigns and successors – in-interest), of the First Part;

AND

2.	AZURE POWER INDIA PRIVATE LIMITED, a company incorporated under the provisions of the Companies Act, 1956 and having its registered office at 8, LSC, Madangir, Pushpvihar, New Delhi-110062, India (hereinafter referred to as the “Company” which expression shall mean and include the said company, its executors, assigns and successors- in-interest), of the Second Part;

AND

3.	MR. INDERPREET SINGH WADHWA, son of Mr. Harkanwal Singh Wadhwa residing at J-57, Third Floor, Saket, New Delhi 110 017, and MR. HARKANWAL SINGH WADHWA, son of Late Mr. Manohar Singh Wadhwa, residing at C-2324 Ranjit Ave, Amritsar, Punjab (hereinafter collectively referred to as “Sponsors”, which expression shall mean and include their successors, legal heirs and permitted assigns), of the Third Part;

(APGL, the Company and the Sponsors are individually referred as to “Party” and collectively referred to as the “Parties”).

WHEREAS

(A)	The Company has been incorporated with the object of generation and production of solar energy and electricity and erection of solar power plants.

(B)	The APGL had subscribed to the Equity Securities of the Company and executed the Shareholders Agreement dated December 30, 2016 (“Existing SHA”) to govern its rights and obligations as the shareholder of the Company.

(C)	Thereafter, all the convertable securities issued by the Company to APGL were converted into Equity Shares with effect from 28.03.2017.

(D)	Pursuant to the above, Parties are entering into this shareholders’ agreement to incorporate rights and obligations of APGL, the Sponsors and the Company for regulating the management and control of the affairs of the Company and certain other rights and obligations inter se in accordance with the terms and conditions set out herein.

NOW THEREFORE IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AND THIS AGREEMENT WITNESSETH AS UNDER:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following terms, to the extent not inconsistent with the context, shall have the meanings assigned to them herein below:

“Accounts” shall mean the books of account of the Company and also includes its balance sheet, profit and loss account and all other records, ledgers, accounting notations and pertinent documentation.

“Act/ Companies Act” shall mean the Companies Act, 1956, as amended, modified or re-enacted by the Companies Act, 2013 and any other enactments from time to time including any rules or regulations framed thereunder.

“Affiliate” in relation to a Person,

(i)	being a corporate entity, shall mean any entity or Person, which Controls, is Controlled by, or is under the common Control of such Person;

(ii)	being an individual, shall mean any Relative or any other entity or Person, which is Controlled by such Person or a Relative of such individual; and

(iii)	in any other case shall mean a Person Controlled by a Party/ies to this Agreement;

“Agreement” or “SHA” means this Shareholders Agreement and includes all recitals, schedules, annexes and exhibits that are annexed to it, and any amendments made to it by the Parties in writing.

“Authority” means any national, supranational, regional or local government, or governmental, statutory, regulatory, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person whether or not government owned and howsoever constituted or called, that exercises the functions of the central bank).

“Articles” shall mean the articles of association of the Company, as may be amended from time to time.

“Assets” shall mean assets or properties of every kind, nature, character and description (whether immovable, movable, tangible, intangible, absolute, accrued, fixed or otherwise) as operated, hired, rented, owned or leased by a Person from time to time, including cash, cash equivalents, receivables, securities, accounts and note receivables, real estate, plant and machinery, equipment, patents, copyrights, domain names, trademarks, brands, rights in databases and other intellectual property, raw materials, inventory, furniture, fixtures and insurance.

“Big Four Accounting Firms” means the following accounting firms or their Affiliates: Deloitte Touche; PricewaterhouseCoopers; Ernst & Young; and KPMG.

“Board” shall mean the board of directors of the Company.

“Buy Back Notice” shall have the meaning as assigned to it under Clause 6.8.2.

“Buy Back Option” shall have the meaning as assigned to it under Clause 6.8.1.

“Buy Back Start Date” shall have the meaning assigned to it under Clause 6.8.2.

“Business” shall mean and include the activities that the Company has been authorized to carry out under the “Main Objects” clause of its Memorandum.

“Business Day” means a day (other than a Saturday or Sunday or an official public holiday) on which commercial banks are open for business in New Delhi, Mauritius and New York.

“CEO” shall mean the position of the chief executive officer and managing director of the Company.

“Control” (including with correlative meaning, the terms “Controlled by” and “under common Control with”) means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or Share Equivalents, by contract or otherwise; provided that, in any event, the direct or indirect ownership of more than 50% (fifty per cent) of the voting share capital of a Person is deemed to constitute Control of that Person.

“Corrupt Practice” means the following acts:

(i)	the promise, offering or giving, directly or indirectly, to a Public Official or to any person who directs or works, in any capacity, for a private sector entity, of an undue advantage of any nature, for the relevant person himself or herself or for another person or entity, in order that this person acts or refrains from acting in the exercise of his or her official duties or in breach of his or her legal, contractual or professional obligations having for effect to influence his or her own actions or the ones of another party or entity;

(ii)	the solicitation or acceptance, directly or indirectly, by a Public Official or by any person who directs or works, in any capacity, for a private sector entity, of an undue advantage of any nature, for the relevant person himself or herself or for another person or entity, in order that this person acts or refrains from acting in the exercise of his or her official duties or in breach of his or her legal, contractual or professional obligations having for effect to influence his or her own actions or the ones of another party or entity.

“Debt” shall mean at any time the aggregate of the following:

(i)	the outstanding principal amount or the nominal amount of any debenture, bond, note, loan stock or other similar security of the Company under which any indebtedness is incurred; and

(ii)	any fixed or minimum premium payable on the repayment or redemption or conversion of any instrument.

“Deed of Adherence” means a deed of adherence to this Agreement substantially in the form set forth in Schedule A, with applicable amendments which are in form and substance satisfactory to each of the Parties to this Agreement.

“Director” shall mean a director duly appointed on the Board.

“Effective Date” shall have the meaning as set forth in Clause 2.1.

“Embargo” means any economic sanction aiming at prohibiting the import and/or export (sale, supply, transfer) of one specific or several goods, products or services to or from a country for a specified period as published and amended from time to time by the United Nations, European Union and France.

“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect.

“Employees” shall mean individuals who are the confirmed/ permanent employees of the Company.

“Equity Securities” shall mean Equity Shares and Share Equivalents.

“Equity Shares” or “Shares” shall mean equity shares of the Company having the face value of INR 10 (Indian Rupees Ten) each and carrying 1 (one) vote per equity share.

“Financial Year” shall mean the financial year of the Company as determined by the Board.

“Fraudulent Practice” refers to any unfair practices (action or omission) intended to deliberately mislead a third party, intentionally conceal elements there from, or betray or vitiate his/her consent, contravening legal or regulatory obligations and/or breaching the Company’s or a third party’s internal rules for the purpose of obtaining an illegitimate benefit.

“Fully Diluted Basis” means the number of Equity Shares of the Company, calculated as if the then issued and outstanding relevant Share Equivalents (including CCDs and Proparco CCPS) had been exercised and converted in full. For the purpose of this definition, CCDs and Proparco CCPS shall be assumed to be converted in accordance with their respective terms, and in case their respective terms do not specify the manner of valuation of the Company for the provisions of this Agreement for which the ‘Fully Diluted Basis’ is being ascertained, then the Company shall on a written request of any of the holders of CCDs or Proparco CCPS cause the valuation of the Company to be conducted by any one of the Big Four Accounting Firms and inform the valuation to such holder, which valuation shall be used to determine the conversion of CCDs and/or Proparco CCPS.

“Illicit Origin” means funds obtained through: (i) the commission of any predicate offence as designated in the FATF 40 Recommendations Glossary (http://www.fatf-gafi.org/pages/glossary/fatfrecommendations/d-i/), (ii) Corrupt Practice, and (iii) if or when applicable, through Fraud against the Financial Interests of the European Communities.

“INR” or “Indian Rupees” shall mean the lawful Indian currency.

“Key Managerial Personnel” shall mean the CEO, all Employees directly reporting to the CEO, and such other persons as both the Sponsors and APGL may agree to designate as such from time to time.

“Law” includes all applicable statutes, enactments, acts of legislature or Parliament, laws, ordinances, rules, bye-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Authority, tribunal, board, court or recognized stock exchange in force in India.

“Listing Date” shall mean 12th October 2016.

“Memorandum” shall mean the memorandum of association of the Company.

“Party” or “Parties” shall mean any of the Sponsors, Company and APGL referred to individually or collectively, as the context so requires.

“Person” shall mean and include an individual, an association, a corporation, a partnership, a joint venture, a venture capital fund, a trust, an unincorporated organization, a joint stock company or other entity or organization, including a government or political subdivision, or an agency or instrumentality thereof and/or any other legal entity.

“Public Official” means (i) any holder of legislative, executive, administrative or judicial office appointed or elected, serving on a permanent basis or otherwise, paid or unpaid, regardless of rank; (ii) any other person exercising a public function, including for a public agency or company, or providing a public service; and (iii) any other person defined as a public official under the domestic law of the Company’s country.

“Relative” shall have the meaning ascribed to it under the Act.

“Relevant Parties” shall mean the Company, the Sponsors and each of the other Shareholders (other than APGL) that agree to become a party to this Agreement pursuant to a Deed of Adherence.

“Share Equivalents” means preference shares, bonds, debenture, loans, warrants, options or other similar instruments or securities which are convertible into or exercisable or exchangeable for, or which carry a right to subscribe for or purchase, Equity Shares of the Company or any instrument or certificate representing a beneficial ownership interest in the Equity Shares of the Company, including global depositary receipts or American depositary receipts and an instrument representing a Debt.

“Shareholder” or “Shareholders” shall mean any Person who holds Equity Securities.

“Shareholder Securities” shall mean the Equity Securities held by the Shareholders.

“Sponsor Buy-Back Period” shall have the meaning as assigned to it under Clause 6.8.3.

“Sponsor Securities” shall have all of the Equity Shares held by the Sponsors in the Company.

“Third Party Interest” shall mean any security interest, lease, license, option, voting arrangement, easement, covenant, notation, restriction, interest under any agreement, interest under any trust, or other right, equity, entitlement or other interest of any nature held by a third party.

“Transaction Documents” means:

(i)	this Agreement; and

(ii)	any other documents that may be entered into by the parties therein for the purpose of executing the transactions contemplated in the Transaction Documents.

“Transfer” means to transfer, sell, convey, assign, pledge, hypothecate, create a security interest in or Encumbrance on, place in trust (voting or otherwise), transfer by operation of law or in any other way subject to any encumbrance or dispose of, whether or not voluntarily, and shall include reference to any action, which has the effect of creating any Third Party Interest in or over the Equity Securities. “Transferable” and “Transferred” shall have corresponding meanings.

1.2	Certain terms may be defined elsewhere in this Agreement and wherever, such terms are so defined, they shall have the meaning assigned to them. The terms referred to but not defined in this Agreement shall have the meaning as defined in the Transaction Documents and failing this shall, unless inconsistent with the context or meaning thereof, bear the same meaning as defined under the Act or other relevant applicable Law.

1.3	All references in this Agreement to statutory provisions shall be construed as meaning and including references to any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force, and all statutory instruments or orders made pursuant to such statutory provisions.

1.4	Words denoting singular shall include the plural and words denoting any gender shall include all genders unless the context otherwise requires.

1.5	References to recitals, clauses or schedules are, unless the context otherwise requires, references to recitals or schedules to, or clauses of this Agreement.

1.6	Any reference to “writing” shall mean handwritten, printed, typed or electronic mail to reproduce words in permanent visible and legible form.

1.7	The terms “include” and “including” shall mean “include without limitation”.

1.8	The headings, subheadings, titles, subtitles to clauses, sub-clauses and paragraphs are for information only, shall not form part of the operative provisions of this Agreement or the schedules, and shall be ignored in construing the same.

1.9	Any reference to a decision of the Board shall, in the absence of an express statement to the contrary, refer to a simple majority decision of the Board.

1.10	If a period of time and dates from a given day or the day of an act or event is specified, it is to be calculated exclusive of that day.

1.11	Where the consent or approval of a Party to this Agreement is required hereunder to any act, deed, matter or thing, such requirement shall in the absence of any express stipulation to the contrary herein, mean the prior consent or approval (as the case may be) in writing.

1.12	The words “directly or indirectly” mean directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and “direct or indirect” shall have the correlative meanings.

2.	EFFECTIVENESS AND SHARE CAPITAL OF THE COMPANY

2.1	This Agreement shall be effective and binding on the Parties on and from 28th March, 2017 (“Effective Date”). On the Effective Date and henceforth, the terms of this Agreement shall supersede the provisions of the Existing SHA.

2.2	The present authorized share capital of the Company is INR 130,00,00,000 divided into 4,33,33,333 Equity Shares and 8,66,66,667 preference shares. The Equity Securities issued and allotted by the Company as on the date of this Agreement are as indicated in the table below:

S. No.	Name of Equity Share Holder	No. of Equity Shares	Percentage holding
1	Mr. Inderpreet Singh Wadhwa	97,497	3.473
2	Mr. Harkanwal Singh Wadhwa	5,000	0.178
3	Mr. Nirav Rawal	90	0.003
4	Azure Power Global Limited	27,05,069	96.346

	Total	28,07,656	100.00

3.	REPRESENTATIONS AND WARRANTIES

3.1	The Sponsors hereby represent and warrant that:

(a)	They have the power and authority to execute and deliver this Agreement and are not prohibited from entering into this Agreement;

(b)	This Agreement, upon execution and delivery by the Sponsors, will be a legal, valid and binding obligation of each of them enforceable in accordance with its terms; and

(c)	The execution and delivery of this Agreement by the Sponsors and the promises, agreements or undertakings of the Sponsors under this Agreement do not violate any Law, rule, regulation or order applicable to them or violate or contravene the provisions of or constitute a default under any documents, contracts, agreements or any other instruments which the Sponsors have executed or which are applicable to them.

3.2	The Company hereby represents and warrants that:

(a)	It has the power and authority to execute and deliver this Agreement and is not prohibited from entering into this Agreement;

(b)	This Agreement has been duly authorized by the Board and the Shareholders of the Company and upon execution and delivery by the Company, will be a legal, valid and binding obligation of the Company enforceable in accordance with its terms; and

(c)	The execution and delivery of this Agreement by the Company, and the promises, agreements or undertakings of the Company under this Agreement do not violate any Law, rule, regulation or order applicable to it or violate or contravene the provisions of or constitute a default under any documents, contracts, agreements or any other instruments to which it is a party or which are applicable to it.

3.3	APGL hereby represents and warrants that:

(a)	It has the power and authority to execute and deliver this Agreement and is not prohibited from entering into this Agreement;

(b)	This Agreement has been duly authorized by it, and upon such execution and delivery, will be a legal, valid and binding obligation enforceable in accordance with its terms; and

(c)	The execution and delivery of this Agreement by it and the promises, agreements or undertakings of it under this Agreement does not violate any Law, rule, regulation or order applicable to them or violate or contravene the provisions of or constitute a default under any documents, contracts, agreements or any other instruments which it has executed or which are applicable to it.

4.	Not Used

5.	Not Used

6.	TRANSFER OF SHARES

6.1	Restrictions on Transfer

6.1.1	Subject to compliance with this Clause 6.1 (Restrictions on Transfer), the Equity Securities (or any part thereof) held by APGL shall be freely transferable at all times and to any Person without the prior consent of any other Person, including the Company and the Sponsors. It is clarified that no such transfer by APGL to any Person shall be effective unless the transferee of such shares executes a Deed of Adherence as set out in Schedule A of this Agreement.

6.1.2	Notwithstanding anything contained in this Agreement, the Shareholders of the Company shall not Transfer any of the Equity Shares held by them to any Person (i) who is named on (a) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter; or (b) the World Bank Listing of Ineligible Firms (see www.worldbank.org/debarr); or (c) Financial Sanctions List; or (d) the Specially Designated Nationals List administered by OFAC, or (ii) who do not comply with the FATF Recommendations against money laundering and the terrorism financing, or (iii) who has been found by a judicial or administrative process or who or which is under any administrative, supervisory or criminal inquiry to have committed or engaged in any act given rise to Corrupt Practices, Fraudulent Practices, Anti-Competitive Practices, money laundering or terrorism financing, or (iv) who finances, buys or provides, materials or sectors subject to United Nations, European Union or French Embargo and/or is engaged in any sectors under United Nations, European Union or French Embargo or (v) whose equity, quasi equity and or shareholders loans’ accounts or associates current accounts are of Illicit Origin; or (vi) who is the target of any economic sanctions administered by OFAC.

6.1.3	Any Transfer of Equity Securities attempted in violation of this Clause 6 (Transfer of Shares) shall be null and void, and shall not be binding upon the Company or the Board and the Company shall not, and each of the Parties shall exercise all rights and powers available to it to procure that the Company shall not, reflect on its books any Transfer of Equity Securities to any Person except a Transfer made in accordance with this Clause 6.

6.1.4	The Company shall record in its share registry the restrictions on the Transfer of the Equity Securities of the Company set forth in this Clause 6, and note such restrictions on the Transfer of the Equity Securities of the Company on the certificate(s) for Equity Securities issued by the Company.

6.2	Transfer by Sponsors

6.2.1	Notwithstanding anything contained in this Agreement, the Sponsors, for a period of two years from the Listing date, shall not directly or indirectly Transfer any

Equity Shares held by them in any manner whatsoever to any Person (including to their Affiliates or other Sponsors) or create any Encumbrance with respect to any of the Equity Shares held by them (including pledge or creating any charge on the Equity Shares for any reason whatsoever) without the prior written consent of APGL.

6.2.2	Subject to Clause 6.2.1 above, the Sponsors may transfer the Equity Shares held by them to any Person only in accordance with Clause 6.8 (Buy Back of Sponsor Securities) Clause 6.9 (APGL’s Call Option) and Clause 6.10 (Sponsors’ Put Option). It is clarified that the Sponsors shall not Transfer any Equity Shares they hold in the Company other than pursuant to Clause 6.8 (Buy Back of Sponsor Securities) Clause 6.9 (APGL’s Call Option) and Clause 6.10 (Sponsors’ Put Option).

6.3	Transfer by the Investors

6.3.1	Not used

6.3.2	Not used

6.3.3	Co-Sale Rights

  [DELETED]

6.3.4	Transfer to Competitor

  [DELETED]

6.4	Drag Right of the Investors

  [DELETED]

6.5	Drag Right of IFC, DEG and Proparco

  [DELETED]

6.6	IFC, DEG and Proparco Call Option

  [DELETED]

6.7	Sponsors, Helion and FC Call Option

  [DELETED]

6.8	Buy Back of Sponsor Securities

6.8.1	Subject to the provisions of the Act, APGL shall have the right, exercisable at its sole discretion, to require the Company to buy back all of the Sponsor Securities in accordance with this Clause 6.8 (the “Buy Back Option”).

6.8.2	Upon APGL notifying the Company in writing (the “Buy Back Notice”) of its decision to exercise the Buy Back Option, the Company shall initiate the process of buy back of the Sponsor Securities within a period of 15 (fifteen) Business Days of the receipt of the Buy Back Notice by the Company (“Buy Back Start Date”).

6.8.3	The Company shall be obligated to buy back all of the Sponsor Securities in accordance with applicable Law within the Sponsor Buy-Back Period (as defined below), and if the Company is not permitted to buy back all of the Sponsor Securities under applicable Law within such Sponsor Buy-Back Period, then the Company shall buy back in every subsequent Financial Year such number of Sponsor Securities which are permissible to be bought back to the maximum extent till all Sponsor Securities have been bought back by the Company.

“Sponsor Buy-Back Period” shall mean a period of 60 (sixty) days from the date of the Buy Back Start Date, and for buy back under any subsequent Financial Years, a period of 60 (sixty) days starting from August 1 of such Financial Year.

The Sponsors agree that the price for the buyback shall be the minimum price permissible under applicable Law for the buyback of Equity Shares by the Company from the Sponsors. The Sponsors hereby expressly waive all their rights available under Law in connection with being a minority shareholders of the Company. The Sponsors acknowledge that it is the intention of all Parties to eventually make the Company a wholly owned subsidiary of APGL, and the Sponsors shall not raise any claims or objections to resist the buyback of the Sponsor Securities by the Company.

6.9	APGL’s Call Option

6.9.1	APGL shall have the right exercisable at its sole discretion to require the Sponsors to sell to APGL or its nominee all or part of the Sponsor Securities (“Call Option”) in accordance with this Clause 6.9. It is clarified that APGL shall have the right to purchase the Sponsor Securities pursuant to the Call Option either by itself or nominate any other Person to purchase such Sponsor Securities (“Call Purchaser”).

6.9.2	APGL shall exercise the Call Option by delivering a written notice (“Call Option

Notice”) to the Sponsors of its intention to exercise the Call Option. The Call Option Notice shall set out the number of Equity Shares to be sold by each Sponsor, the sale price for each such Equity Share (“Call Option Price”) and the date (“Call Settlement Date”) on which the Sponsors shall sell the Sponsor Securities to the Call Purchaser. The price for the sale of Sponsor Securities to the Call Purchaser shall be the minimum price permissible under applicable Law for such sale. For the purpose of valuation of the Sponsor Securities, the Company shall appoint a certified chartered accountant or a category 1 merchant banker as identified by APGL, whose valuation report shall be filed along with the required filings with the Reserve Bank of India, if applicable.

6.9.3	The issuance of the Call Option Notice shall constitute a valid and binding agreement between the APGL and the Sponsors for the purchase by the Call Purchaser of all of the Sponsor Securities. The Sponsors hereby irrevocably agree to transfer the Sponsor Securities at the Call Option Price as indicated in the Call Option Notice. On the Call Settlement Date, the Sponsors shall sell the Sponsor Securities to the Call Purchaser by delivery of the share certificates representing such Sponsor Securities (free and clear from all Encumbrances), together with duly endorsed forms of transfer in respect of such Sponsor Securities to the Call Purchaser; and the Call Purchaser shall pay in full the applicable Call Option Price as mentioned in the Call Option Notice to the Sponsors.

6.9.4	The Company and the Shareholders undertake to provide all necessary assistance in obtaining and/or making all the required filings, certifications, consents and approvals for consummation of the Call Option.

6.9.5	Upon completion of the sale of the Sponsor Securities, the Sponsors shall relinquish, and shall no longer be entitled to any dividends, profits, retained earnings of the Company or similar rights that attach to the Sponsor Securities so transferred to the Call Purchaser pursuant to the Call Option.

6.10	Sponsor’s Put Option

6.10.1	After the completion of initial public offering of APGL, the Sponsors shall have the right to request APGL or its nominee to purchase all or part of the Sponsor Securities (“Purchase Option”) in accordance with this Clause 6.10. APGL shall have the right (not an obligation) to purchase the Sponsor Securities pursuant to the Purchase Option exercised by the Sponsors, which purchase can be made by APGL either by itself or nominate any other Person to purchase such Sponsor Securities (“Option Purchaser”).

6.10.2

Sponsors shall exercise the Purchase Option by delivering a written notice (“Option Notice”) to APGL intimating APGL of their intention to exercise the Purchase Option. The Option Notice shall set out the number of Equity Shares to be sold by each Sponsor, the sale price for each such Equity Share (“Option Price”) and the date (“Settlement Date”) on which the Sponsors shall sell the Sponsor Securities to the Option Purchaser, which date shall not be earlier than 6 (months) from the date of receipt of the Option Notice by APGL. The price for the sale of Sponsor Securities to the Option Purchaser shall be the minimum price permissible under applicable Law for such sale. For the purpose of valuation of the Sponsor Securities, the Company shall appoint a certified chartered accountant or a category 1 merchant banker as identified by Sponsors and approved by APGL, whose valuation report shall be filed along with the required filings with the Reserve Bank of India, if applicable.

6.10.3	If APGL intends to purchase the Sponsor Securities in accordance with the terms as set out in the Option Notice, it shall issue a written notice (“Acceptance Notice”) to the Sponsors confirming the terms of the Option Notice. The issuance of the Acceptance Notice shall constitute a valid and binding agreement between the APGL and the Sponsors for the purchase by the Option Purchaser of all of the Sponsor Securities so offered by the Sponsors. The Sponsors hereby irrevocably agree to transfer the Sponsor Securities at the Option Price as indicated in the Option Notice, subject to the issuance of Acceptance Notice by APGL. On the Settlement Date, the Sponsors shall sell the Sponsor Securities to the Option Purchaser by delivery of the share certificates representing such Sponsor Securities (free and clear from all Encumbrances other than Encumbrances as contained in the Articles), together with duly endorsed forms of transfer in respect of such Sponsor Securities to the Option Purchaser; and the Option Purchaser shall pay in full the applicable Option Price as mentioned in the Option Notice to the Sponsors.

6.10.4	The Company and the Shareholders undertake to provide all necessary assistance in obtaining and/ or making all the required filings, certifications, consents and approvals for consummation of the Purchase Option, subject to the delivery of Acceptance Notice by APGL.

6.10.5	Upon completion of the sale of the Sponsor Securities, the Sponsors shall relinquish, and shall no longer be entitled to any dividends, profits, retained earnings of the Company or similar rights that attach to the Sponsor Securities so transferred to the Option Purchaser pursuant to the Purchase Option.

7.	NOT USED

8.	REINSTATEMENT OF RIGHTS

  [DELETED]

9.	NOT USED

10.	NOT USED

11.	MANAGEMENT OF THE COMPANY

The Parties to this Agreement agree to be bound by the provisions of the existing articles of association of the Company in relation to the management and day-to-day operations of the Company including but not limited to the meeting of the board of directors of the Company, shareholders of the Company etc.

12.	NOT USED

13.	EXERCISE OF VOTING & OTHER RIGHTS BY PARTIES

13.1	The Sponsors shall exercise the voting rights on the Sponsor Securities on the instructions and directions of APGL. If required by APGL, the Sponsors shall execute all documents and undertake all actions and deeds to give effect to the instructions and directions of APGL in this regard, including power of attorneys and/or proxies in favour of the person nominated by APGL, who shall act on the instructions and directions of APGL. In case no instructions or directions are provided by APGL, the Sponsors shall vote for its Sponsor Securities in the manner consistent and in agreement with the voting by APGL on its Equity Shares in the Company.

Subject to the above, the Sponsors undertake to ensure that they shall at all times exercise their votes and through their respective appointed/ nominated Directors (or alternate directors) at Board meetings and otherwise, act in such manner so as to comply with, and to fully and effectually implement the spirit, intent and specific provisions of this Agreement.

13.2	The Sponsors hereby expressly waive all their rights available under Law in connection with being a minority shareholders of the Company, and agrees to comply with the decisions made at the shareholders meeting and the Board of the Company.

13.3	If a resolution contrary to the terms of this Agreement is proposed at any meeting of Shareholders or at any meeting of the Board or any committee thereof, APGL and the Sponsors, their representatives (including proxies) and their respective nominated Directors (or alternate directors), shall vote against the same; provided, however, that if for any reason such a resolution is passed, the Shareholders shall, as necessary jointly convene or cause to be convened a meeting of the Board or any committee thereof or an extraordinary general meeting of the Shareholders for the purpose of implementing the terms and conditions of this Agreement and to give effect thereto, and to supersede such resolution.

14.	Not Used

15.	Not Used

16.	FINANCIAL ACCOUNTING AND AUDITS

16.1	Financial and accounting records

The Company shall maintain true and accurate financial and accounting records of all operations in accordance with Indian GAAP, and in accordance with all relevant Indian statutory and accounting standards and the policies from time to time adopted by the Board. The financial statements and Accounts of the Company shall be prepared in English and shall be audited on an annual basis.

16.2	Statutory Auditors

The Company in a general meeting shall appoint a reputed chartered accountancy firm registered in India that is recommended by APGL as the statutory auditors for the Company.

17.	OTHER COVENANTS

17.1	NOT USED

17.2	Other Covenants

17.2.1	The Company covenants to ensure the development, implementation and continuing operation of the S&E Management System.

17.2.2	Through its Employees, agents, contractors and subcontractors, the Company covenants to, ensure that the design, construction, operation, maintenance and monitoring of all its sites, plants, equipment and facilities are undertaken in compliance with: (i) the Performance Standards System; and (ii) the S&EA System.

17.3	NOT USED

17.4	NOT USED

18.	NON-COMPETE AND NON-SOLICITATION

18.1	The Sponsors hereby undertake that they shall not, and shall ensure that none of their Subsidiaries or Affiliates shall, singly or jointly, directly or indirectly, for their own account or as agent, employee, officer, director, consultant, or shareholder or equity owner of any other Person, engage or attempt to engage or assist any other Person to engage in the Business. The Sponsors further undertake that from the date of this Agreement, they shall give up, part with and/or cease and desist from carrying on in India any activity or business which is same as that of the Business of the Company. They undertake that any venture or investment, whether directly or indirectly, in the Business shall only be undertaken, carried on, implemented, or held through the Company or its Subsidiaries, unless APGL gives prior written consent to the Sponsors to do otherwise.

18.2	The Sponsors shall also not divulge or disclose to any Person any information (other than information available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to the Business, including but not limited to the identity of clients, finance, contractual arrangements, business or methods.

18.3	The Sponsors covenant and agree that during the subsistence of this Agreement, they will not, directly or indirectly:

(a)

attempt in any manner to solicit from any client/customer, except on behalf of the Company, business of the type carried on by the Company or to persuade any Person which is a client/customer of the Company to cease doing business or to reduce the amount of business which any such client/customer has customarily done or might propose doing with the Company whether or not the relationship between the Company and such client/customer was originally established in whole or in part through his or its efforts; or

(b)	employ or attempt to employ or assist anyone else to employ any Person as an employee or a consultant (including the Key Managerial Personnel and the CEO) who is in the employment of the Company, or was in the employment of the Company at any time during the preceding 12 (twelve) months; or

(c)	otherwise interfere in any manner with the contractual, employment or other relationship of any Person (including the Key Managerial Personnel and the CEO) who is in the employment of the Company, or was in the employment of the Company at any time during the preceding 12 (twelve) months.

18.4	The Sponsors acknowledge and agree that the above restrictions are considered reasonable for the legitimate protection of the business and the goodwill of APGL and the Company, but in the event that such restriction shall be found to be void, but would be valid if some part thereof was deleted or the scope, period or area of application were reduced, the above restriction shall apply with the deletion of such words or such reduction of scope, period or area of application as may be required to make the restrictions contained in this Clause valid and effective. Notwithstanding the limitation of this provision by any Law for the time being in force, the Sponsors undertake to, at all times, observe and be bound by the spirit of this Clause 18.

18.5	Provided however, that on the revocation, removal or diminution of the Law or provisions, as the case may be, by virtue of which the restrictions contained in this Clause were limited as provided hereinabove, the original restrictions would stand renewed and be effective to their original extent, as if they had not been limited by the Law or provisions revoked.

18.6	The Sponsors acknowledge and agree that the covenants and obligations with respect to non-compete and non-solicitation as set forth above relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause APGL and the Company irreparable injury. Therefore, the Sponsors agree that APGL and/ or the Company shall be entitled to an interim injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Sponsors from committing any violation of the covenants and obligations contained in this Clause 18. These injunctive remedies are cumulative and are in addition to any other rights and remedies, APGL and/or the Company may have at Law or in equity.

19.	NOT USED

20.	NOT USED

21.	TERMINATION

21.1	Subject to other provisions of this Agreement, this Agreement and all corresponding rights of a Shareholder hereunder shall terminate, without any further action on the part of the Parties, to the extent and in the manner specified below:

(a)	the obligations of the Sponsors under this Agreement shall terminate on the Sponsors no longer holding any Equity Shares in the Company; or

(b)	on a written agreement between APGL and the Company to terminate this Agreement; or

21.2	The rights and obligations of the Parties under this Agreement, which either expressly or by their nature survive the termination of this Agreement shall not be extinguished by termination of this Agreement.

21.3	The termination of this Agreement in any of the circumstances aforesaid shall not in any way affect or prejudice any right accrued to any Party against the other Parties, prior to such termination.

22.	CONFIDENTIALITY

22.1	No Relevant Party shall:

(i)	disclose any information either in writing or orally to any Person which is not a Party to this Agreement; or

(ii)	make or issue a public announcement, communication or circular,

about the investments made by APGL in the Company or the subject matter of, or the transactions referred to in, this Agreement or any other Transaction Document, including by way of press release, promotional and publicity materials, posting of information on websites, granting of interviews or other communications with the press, or otherwise, other than: (A) to such of its, officers, employees and advisers as reasonably require such information in connection with the execution of the transaction contemplated in this Agreement or to comply with the terms of this Agreement or any other Transaction Documents; (B) to the extent required by Law or regulation (including the rules of any stock exchange on which such Party’s shares are listed); (C) to the extent required for it to enforce its rights under this Agreement; and (D) with the prior written consent of APGL. Before any information is disclosed or any public announcement, communication or circulation made or issued pursuant to this Clause, such Relevant Party must consult with APGL in advance about the timing, manner and content of the disclosure, announcement, communication or circulation (as the case may be).

22.2	Each Relevant Party shall expressly inform any Person to whom it discloses any information under this Clause 22 of the restrictions set out in Clause 22 with regards disclosure of such information and shall procure their compliance with the terms of this Clause 22 as if they each were a party to this Agreement as such Relevant Party and such Relevant Party shall be responsible for any breach by any such Person of the provisions of this Clause 22.

23.	GOVERNING LAW AND ARBITRATION

23.1	This Agreement shall be governed by Indian law.

23.2	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a “Dispute”) shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the Singapore International Arbitration Centre (the “SIAC”) in force at that time (the “SIAC Rules”), which SIAC Rules are deemed to be incorporated by reference into this Clause 23.

23.3	There shall be 1 (one) arbitrator, who shall be nominated by agreement of the parties within 30 (thirty) days of receipt of the request for arbitration by the respondent(s). If the sole arbitrator is not nominated within this time period, the SIAC shall make the appointment.

23.4	The place of arbitration shall be Singapore.

23.5	The language of arbitration shall be English.

23.6	The provisions of this Clause 23 shall survive the termination of this Agreement for any reason whatsoever.

24.	NOTICES

24.1	Any notice and other communications provided for in this Agreement shall be in writing and shall be first transmitted by facsimile transmission and then confirmed by postage, prepaid registered post with acknowledgement due or by internationally recognized courier service, in the manner as elected by the Party giving such notice.

In the case of notices to:

Sponsors:

Inderpreet Singh Wadhwa

J-57, Third Floor, Saket, New Delhi-110017

Fascimile: +91-11-4654 8628

Attention: Inderpreet Singh Wadhwa

Harkanwal Singh Wadhwa

C-2324 Ranjit Ave, Amritsar, Punjab

Facsimile: +91-11-4654 8628

Attention: Harkanwal Singh Wadhwa

Company:	Azure Power India Private Limited 8, LSC, Pushp Vihar, Madangir, New Delhi-110062 Facsimile: +91-11-49409807 Attention: Mr. Inderpreet Singh Wadhwa

APGL	Azure Power Global Limited 1st Floor, The Exchange, 18 Cybercity, Ebene, Mauritius Facsimile: +911149409807 Attention: Mr. Inderpreet Singh Wadhwa

24.2	All notices shall be deemed to have been validly given (i) immediately, upon receipt of the confirmation report, if transmitted by facsimile transmission, or (ii) 7 (seven) days after posting if sent by registered post, or (iii) 4 (four) days from the date of dispatch, if sent by courier.

24.3	Any Party may, from time to time, change its address, facsimile number or representative for receipt of notices provided for in this Agreement by giving to the other not less than 15 (fifteen) Business Days prior written notice.

25.	MISCELLANEOUS PROVISIONS

25.1	Injunctive Relief

In the event of a breach, the non-breaching Party shall be entitled to obtain an injunction restraining any further apprehended breach in accordance with the terms of this Agreement without the necessity of establishing any actual damage.

25.2	Waiver

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision. Any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any right under or arising out of this Agreement or of the subsequent breach, or acquiescence to or recognition of rights other than as expressly stipulated in this Agreement.

25.3	Cumulative Rights

All remedies of either Party under this Agreement whether provided herein or conferred by statute, civil law, common law, custom, trade, or usage are cumulative and not alternative and may be enforced successively or concurrently.

25.4	Partial Invalidity

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law from time to time: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

25.5	Amendments

No modification or amendment to this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by the Parties to this Agreement.

25.6	Assignment

This Agreement and all of the rights and obligations under it may be assigned or transferred by APGL, at its sole discretion, to any Person to whom it transfer Equity Securities held by it in accordance with the provisions of this Agreement. The rights and obligations of Sponsors and the Company under this Agreement are personal to them respectively and neither the Company nor the Sponsors may assign all or part of its respective rights or obligations under this Agreement without the prior written consent of APGL.

25.7	Conflicts

In the event of any conflict between the terms of this Agreement and those of the Articles, as amongst the Parties hereto, and the Company, to the extent permitted by Law, the terms of this Agreement shall prevail and the Parties shall take all such steps as are within their powers, to ensure that the terms and conditions of this Agreement are adhered to, and to the extent possible under the relevant Laws effect such amendments or alterations to the Articles to carry out the conditions of this Agreement in letter and in spirit.

25.8	Entirety

This Agreement on its coming into effect shall constitute the entire agreement between the Parties with respect to the subject matter hereof, and with effect from the Effective Date shall supersede all other agreements (including the Existing SHA), arrangements, understandings and assurances, either written or oral, existing or proposed, between all or amongst any two or more Parties hereto or their Affiliates including with any third party relating to the subject matter hereof.

The coming into effect of this Agreement shall not in any way affect or prejudice any right accrued to any party against the other parties under the Existing SHA prior to the Effective Date.

25.9	Headings

The paragraph headings contained in this Agreement are for the convenience of the Parties and shall not affect the meaning or interpretation of this Agreement.

25.10	Relationship

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind or shall be deemed to be the agent of the other in any way.

25.11	Costs

Each of the Parties hereto shall pay their own costs and expenses relating to the negotiation, preparation, and execution of this Agreement and the transactions contemplated by this Agreement. The Company shall bear the stamp duty payable on this Agreement.

25.12	Counterparts

This Agreement may be executed in several counterparts, each of which is an original, but all of which constitute one and the same agreement.

25.13	Immunity

To the extent any Relevant Party may be entitled in any jurisdiction to claim for itself or its Assets immunity in respect of its obligations under this Agreement or any other Transaction Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its Assets, such Relevant Party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

———XXX———

(Intentionally left blank)

IN WITNESS WHEREOF, the below mentioned Parties have hereunto set their hands on the day month and year first hereinabove mentioned.

SIGNED AND DELIVERED BY

“MR. INDERPREET SINGH WADHWA”

SIGNED AND DELIVERED BY

“MR. HARKANWAL SINGH WADHWA”

IN WITNESS WHEREOF, the below mentioned Party has hereunto set its hand on the day month and year first hereinabove mentioned.

SIGNED AND DELIVERED BY “AZURE POWER

INDIA PRIVATE LIMITED” BY THE HAND OF

                                                      (the Authorised

Signatory) PURSUANT TO THE RESOLUTION

PASSED BY THE BOARD OF DIRECTORS OF THE

COMPANY ON

IN WITNESS WHEREOF, the below mentioned Party has hereunto set its hand on the day month and year first hereinabove mentioned.

SIGNED AND DELIVERED BY “AZURE POWER

GLOBAL LIMITED” BY THE HAND OF

                                                      (the Authorised

Signatory) PURSUANT TO THE RESOLUTION

PASSED BY THE BOARD OF DIRECTORS OF THE

COMPANY ON

SCHEDULE A – DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on [            ]

BY [            ] of [            ] (the “Covenantor”) in favor of the persons whose names are set out in the Appendix to this Deed and is supplemental to the Shareholders Agreement, dated [●], between Azure Power India Private Limited, Azure Power Global Limited and Inderpreet Singh Wadhwa and Mr. Harkanlal Singh Wadhwa (the “Shareholders Agreement”) and entered into pursuant to the terms thereof.

THIS DEED WITNESSES as follows:

(1)	The Covenantor confirms that it has been given and read a copy of the Shareholders Agreement and hereby agrees for the benefit of each person named in the Appendix to this Deed and each other person who, after the date, of this Deed, executes a deed of adherence to the Shareholders Agreement substantially in the form set out in Schedule A thereof that it shall have the rights and be subject to the obligations of Azure Power Global Limited under the terms of the Shareholders Agreement.

(2)	The Covenantor, by execution of this Deed, makes the representations and warranties contained in Clause 3 of the Shareholders Agreement for the benefit of the other parties to the Shareholders Agreement, provided that such representations, warranties and acknowledgement shall be made as of the date of this Deed and not as of the date of the Shareholders Agreement.

(3)	This Deed arising out of or in connection with it shall be governed by Indian law.

IN WITNESS WHEREOF this Deed has been executed by the Covenantor and is intended to be and is hereby delivered on the date first above written.

Executed as a deed [●]

Signature

APPENDIX TO DEED OF ADHERENCE

[Insert names of those persons who are party to the Shareholders Agreement on the date of this Deed of Adherence.]

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